Exhibit 99.1

TEL 713.627.7474 FAX 713.626.3650
5151 San Felipe, Suite 800 Houston, Texas 77056 www.txpetrochem.com

FOR IMMEDIATE RELEASE

TPC GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2011 FINANCIAL RESULTS

•	Fourth quarter net loss of $18 million and full year net income of $37 million

•

Fourth quarter Adjusted EBITDA was negative $11 million (excluding $36 million negative impact of butadiene price decline, was positive $25 million, which was up 11% compared to prior year quarter on the same basis)

•	Fourth quarter free cash flow of $25 million; full year free cash flow of $37 million

•	Full year 2011 Adjusted EBITDA was $130 million versus $108 million in 2010

HOUSTON (Thursday, March 8, 2012) – TPC Group Inc. (NASDAQ:TPCG), a leading fee-based processor and service provider of value-added products derived from niche petrochemical raw materials, such as C4 hydrocarbons, today announced its 2011 fourth quarter and full year results.

The Company’s fourth quarter 2011 revenues were $575 million, an increase of 18% versus the prior year quarter of $486 million. The increase in revenue was driven by 29% higher average selling prices, which reflected higher commodity prices across our product line portfolio, partially offset by the impact of 8% lower sales volume. The lower sales volume reflected the softening in demand in the fourth quarter as our customers adjusted their inventory levels in response to global economic uncertainty and declines in end-use demand.

Gross profit (defined herein as revenues less cost of sales) for the quarter was $31.9 million versus $59.2 million in the fourth quarter of 2010. The $27.3 million decline was driven by a $32 million increase in the 2011 quarter in the negative impact of timing differences between purchases of crude C4 and sales of finished butadiene which resulted from the substantial decline in the contract price of butadiene over the course of the quarter. C4 Processing segment gross profit of $11.3 was down $28.8 million from the prior year quarter, primarily reflecting the impact of the butadiene price decline and lower sales volume. Performance Products segment gross profit was better by $1.5 million due to better margins and sales mix, which was partially offset by the impact of lower volumes due to customer inventory destocking in the fourth quarter. The fourth quarter was favorably impacted by a number of management actions to mitigate the impact of the softening market conditions and resulting supply and demand imbalance that drove down the price of butadiene, as well as our continuously improving fee-based business model.

Our butadiene margins, which represent the value of the aggregation, processing and logistics services we provide to our customers, will be positively or negatively impacted in a given period if the contract price of butadiene increases or decreases between the period in which we buy crude C4 feedstock and the period in which we sell the finished butadiene. Purchases and sales are based on contract price levels in any given month. In an environment of stable butadiene prices, our margins represent our fees and are independent of the absolute level of butadiene pricing. During the fourth quarter of 2011, as a result of the supply and demand imbalance resulting from softer demand, North American market contract prices of butadiene declined 42%, from $1.71 per pound in September to $0.98 in December, whereas in the prior year quarter, butadiene pricing declined 8%, from $0.93 per pound to $0.86. The negative impacts of these downward trends in the current and prior year quarters were $36 million and $4 million, respectively, which resulted in the $32 million difference when comparing the two quarters.

In spite of the negative impact of softer market conditions in the fourth quarter, full year 2011 gross profit was up 14%, from $268.1 million in 2010 to $304.3 million. The year-over-year increase was driven by a 24% improvement for the C4 Processing segment, which primarily reflected margin expansion from the increasing value of the services we provide for our customers and suppliers, and favorable market conditions for our fuel component products, partially offset by a reduction in the favorable impact of butadiene pricing of $8 million (positive impacts on 2011 and 2010 of $4 million and $12 million, respectively). Gross profit for the Performance Products segment was down 7% compared to 2010 largely due to customer inventory destocking in response to a slowing global economic outlook, which began in the latter part of the third quarter.

Provided in the table below, for each period presented, are the percentage increase (decrease) in the butadiene contract price and corresponding positive (negative) impact on our gross profit (dollars in millions):

	Three Months Ended			Calendar Year Ended
	December 31,		September 30,	December 31,
	2011	2010	2011	2011	2010
% change in butadiene contract price	(42)%	(7)%	12%	14%	32%
Impact on gross profit	$(36)	$(4)	$6	$4	$12

Net loss for the quarter was $18.4 million, or $1.18 per diluted share, compared to net loss of $0.7 million, or $0.04 per diluted share, in the prior year quarter. The lower net income for the current year quarter primarily reflected lower gross profit of $27.3 million, driven by the negative impact of butadiene pricing discussed above, partially offset by higher income tax benefit of $9.3 million.

Net income for the year ended December 31, 2011 was $36.7 million or $2.28 per diluted share, compared to net income of $30.5 million or $1.68 per diluted share for the previous year. The primary components of the year over year increase in net income were higher gross profit of $36.2 million, partially offset by higher operating and general and administrative expenses and a $12.0 million increase in interest expense due to the 8 1/4% Senior Secured Notes issued in October 2010.

Adjusted EBITDA for the fourth quarter of 2011 was negative $11.0 million compared to $18.7 million for the prior year quarter. The decrease of $29.7 million reflected lower C4 Processing Adjusted EBITDA of $28.7 million, primarily due to the butadiene price impact discussed previously, and higher corporate expenses of $3.2 million, partially offset by an improvement of $2.1 million for the Performance Products segment. Adjusted EBITDA for the years ended December 31, 2011 and 2010 was $130.0 million and $107.6 million, respectively. (Adjusted EBITDA is a non-GAAP financial measure, and a reconciliation of Adjusted EBITDA to Net Income (Loss), the most closely related GAAP measure, is provided in the attached financial tables).

Commenting on the Company’s results, Mike McDonnell, President and CEO, stated, “I’m pleased with our underlying results in the fourth quarter. As we had anticipated, we were challenged by a significant unfavorable impact from declines in end-market demand, inventory destocking on the part of our customers, and the decline in the contract price of butadiene. Despite these difficult market conditions, our fourth quarter results generated $25 million of free cash flow and confirmed the stability of our margins and cash flows resulting from our fee-based business model. If we exclude from our reported Adjusted EBITDA the negative impact of the decline in contract butadiene price, which significantly distorts the quarter-to-quarter trends for our business, the underlying Adjusted EBITDA was $25 million for the current quarter. These underlying results for the quarter demonstrate the real performance of the business as well as the terrific job done by our employees in mitigating much of the impact of the market slowdown and the temporary but significant imbalance between supply and demand for butadiene in the fourth quarter.

For the full year, we generated Adjusted EBITDA of $130.0 million versus $107.6 million in the prior year. These strong results were driven by our strategies to expand service fees and contractual margins in our service-based C4 Processing segment, achieve targeted volume growth in our Performance Products segment and drive operational efficiencies.

We believe our performance for both the quarter and for the year continues to confirm the resilience and underlying stability of our contractual, fee-based business model and the long-term value of our unique, strategically located infrastructure, critical products and services, and attractive end-use markets.”

Business Segments

Results of Operations, C4 Processing Segment

(in millions, unaudited)

	Three Months Ended
	December 31,
	2011	2010	Inc (Dec)
Revenue	$478.9	$394.6	$84.4
Gross Profit	11.3	40.1	(28.8)
Adj. EBITDA	(13.0)	15.7	(28.7)

•

Higher revenue was driven by higher selling prices across the entire product portfolio, partially offset by lower volume that reflected the weaker market conditions in the quarter. The higher selling prices reflected higher commodity market indices to which a substantial portion of our selling prices are linked (i.e. published contract price of butadiene and price of unleaded regular gasoline).

•	The decrease in both gross profit and Adjusted EBITDA reflected the negative impact of the 42% decline in price of butadiene over the course of the quarter and lower sales volume.

Results of Operations, Performance Products Segment

(in millions, unaudited)

	Three Months Ended
	December 31,
	2011	2010	Inc (Dec)
Revenue	$95.8	$91.5	$4.3
Gross Profit	20.6	19.0	1.6
Adj. EBITDA	11.4	9.2	2.2

•

Higher revenue reflected higher selling prices across the entire product portfolio, partially offset by lower sales volumes due to customer destocking and softer market conditions in the current year quarter. The higher selling prices followed the higher commodity prices to which a substantial portion of our selling prices are linked (i.e. butane, isobutane and propylene).

•

The gross profit and Adjusted EBITDA improvement reflected margin improvement across most of the product lines, which more than offset the impact of the lower volumes. Fourth quarter 2011 margins were positively impacted by better customer mix and a favorable impact from the contractual lag between falling feedstock costs and product selling prices.

Liquidity and Capital Resources

The Company ended the quarter with $107.6 million in cash and no borrowings under the Revolving Credit Facility. Net cash flow from operating activities for the quarter was $44.2 million and capital expenditures were $19.1 million, resulting in free cash flow of $25.1 million. Net cash provided by operating activities was driven by a significant reduction in trade working capital (trade receivables, inventory and trade payables), partially offset by the net loss. The lower investment in trade working capital primarily reflected lower trade receivables and inventories, partially offset by lower trade payables. The reduction in trade receivables reflected the impact of the downward trend in butadiene pricing over the course of the quarter. Overall days outstanding for receivables and payables at December 31, 2011 were consistent with days outstanding at the end of the prior year and each quarter during 2011. However, year-end inventory was at its lowest level of the year in terms of both quantities and average unit cost. During 2011, the Company purchased 634,791 shares of its common stock at a cost of $16.1 million, or $25.34 per share, as part of the $30 million authorized share repurchase program. (Free Cash Flow is a non-GAAP financial measure, and a reconciliation of Free Cash Flow to Cash Flows from Operating Activities, the most closely related GAAP measure, is provided in the attached financial tables).

Outlook for 2012

Commenting on the Company’s outlook for 2012, Mr. McDonnell stated “After the abrupt softening in demand for butadiene in the fourth quarter, we are now seeing signs that the markets are coming back into balance. Demand in our core markets, including synthetic rubber, nylon, polyethylene and fuel and lube additives, has stabilized and is expected to improve modestly on a sequential basis from the fourth quarter. At the same time, we anticipate further tightness in crude C4 and butadiene supply due to the unusually large number of ethylene crackers that are planned to be down in the first half of the year. As a consequence, butadiene prices have risen 49% between December and March.

“Looking to the future, we continue to develop the longer term growth and profit performance of the Company through our strategic growth projects. We continue to move forward with our preliminary engineering study to produce up to 600 million pounds of on-purpose butadiene by restarting one of our two idled dehydrogenation units and utilizing our proprietary OXO-DTM process technology. We are also moving ahead with detailed engineering to restart our other idled dehydrogenation unit to produce isobutylene as a feedstock for our performance products and fuels products businesses. We anticipate that these projects will capitalize on attractive market fundamentals, projected long term shortages in butadiene, idled production assets, and the expected strength of natural gas liquids economics. Of course, we will also remain sharply focused on our strategies to expand service fees and contractual margins in our service-based C4 Processing segment, achieve targeted volume growth in our Performance Products segment and drive operational efficiencies.

Conference Call

In conjunction with this release, the Company has scheduled a conference call for Friday, March 9, 2012 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). Interested parties may listen to the live conference call over the Internet by logging on to http://investors.tpcgrp.com/ or via phone by dialing (877) 415-4081 or internationally at (708) 290-1135. A telephone replay of the call will be available until March 23, 2012, and may be accessed via phone by dialing (855) 859-2056, and conference ID number, 56074952. Also, an archive of the webcast will be available shortly after the call on the Company’s website at www.tpcgrp.com.

About TPC Group

TPC Group Inc. is a leading producer of value-added products derived from niche petrochemical raw materials, such as C4 hydrocarbons, and provider of critical infrastructure and logistics services along the Gulf Coast region. The Company sells its products into a wide range of performance, specialty and intermediate markets, including synthetic rubber, fuels, lubricant additives, plastics and surfactants. Headquartered in Houston, Texas, and with an operating history of over 68 years, the Company has manufacturing facilities in the industrial corridor adjacent to the Houston Ship Channel, Port Neches and Baytown, Texas and operates a product terminal in Lake Charles, Louisiana. For more information, visit the Company’s website at http://www.tpcgrp.com.

Cautionary Information Regarding Forward-Looking Statements

Certain statements in this news release, including our guidance estimates, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly statements that may relate to future operating results, future market and industry conditions, future commodity pricing and supply trends, stability of future margins, cash flows and profits, existing and expected competition, financing sources and availability, potential returns of capital to stockholders, the effects of seasonality and plans related to strategic alternatives or future expansion activities and capital expenditures. Although TPC Group believes that such statements are based on reasonable assumptions, no assurance can be given that such statements will prove to have been correct. A number of factors could cause actual results to vary materially from those expressed or implied in any forward-looking statements, including risks and uncertainties such as volatility in the petrochemicals industry, commodity pricing, seasonality, limitations on the Company’s access to capital, the effects of competition, leverage and debt service, general economic conditions, litigation and governmental investigations, and extensive environmental, health and safety laws and regulations. More information about the risks and uncertainties relating to TPC Group and the forward-looking statements are found in the Company’s SEC filings, including the Annual Report on Form 10-K, which are available free of charge on the SEC’s website at http://www.sec.gov. TPC Group expressly disclaims any obligation to update any forward-looking statements, including our guidance estimates, contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law. There can be no assurance that any guidance estimates included in this news release can or will be achieved.

Investor Relations

Contact:     Miguel Desdin

Email:         miguel.desdin@tpcgrp.com

Phone:       713-627-7474

Media Relations

Contact:     Sara Cronin

Email:         sara.cronin@tpcgrp.com

Phone:       713-627-7474

- tables to follow -

TPC GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	December 31, 2011	September 30, 2011	December 31, 2010
	(unaudited)	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$107.6	$82.4	$85.6
Trade accounts receivable	210.8	269.9	177.1
Inventories	79.3	164.6	89.3
Other current assets	32.1	23.6	24.1

Total current assets	429.8	540.5	376.1
Property, plant and equipment, net	495.8	486.8	484.5
Investment in limited partnership	2.6	2.7	2.7
Intangible assets, net	5.9	5.9	6.0
Other assets, net	35.6	38.2	42.9

Total assets	$969.7	$1,074.1	$912.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$170.1	$252.8	$150.0
Accrued liabilities	33.8	48.9	30.9

Total current liabilities	203.9	301.7	180.9
Long-term debt	348.0	348.0	347.8
Deferred income taxes	129.4	117.7	117.9

Total liabilities	681.3	767.4	646.6
Stockholders’ equity	288.4	306.7	265.6

Total liabilities and stockholders’ equity	$969.7	$1,074.1	$912.2

TPC GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (In millions, except per share amounts)

	Three Months Ended			Calendar Year Ended
	December 31,		September 30,	December 31,
	2011	2010	2011	2011	2010
Revenues	$574.8	$486.1	$835.3	$2,758.5	$1,918.1
Cost of sales	542.9	426.9	748.3	2,454.2	1,650.0
Operating expenses	33.5	34.2	35.6	143.3	135.3
General and administrative expenses	9.6	6.7	7.6	32.6	29.3
Depreciation and amortization	10.1	9.9	10.0	40.5	39.4
Lower-of-cost-or-market adjustment	—	—	9.8	—	—

Income (loss) from operations	(21.3)	8.4	24.0	87.9	64.1
Other (income) expense
Interest expense, net	8.2	8.1	8.6	33.9	18.9
Write-off term loan debt issuance cost	—	3.0	—	—	3.0
Unrealized gain on derivatives	—	—	—	—	(2.1)
Other, net	(0.2)	(0.4)	(0.4)	(1.6)	(2.0)

Income (loss) before income taxes	(29.3)	(2.3)	15.8	55.6	46.3
Income tax expense (benefit)	(10.9)	(1.6)	6.4	18.9	15.8

Net income (loss)	$(18.4)	$(0.7)	$9.4	$36.7	$30.5

Earnings (losses) per share:
Basic	$(1.18)	$(0.04)	$0.59	$2.30	$1.68
Diluted	$(1.18)	$(0.04)	$0.58	$2.28	$1.68
Weighted average shares outstanding:
Basic	15.6	18.3	16.0	15.9	18.1
Diluted	15.6	18.3	16.0	16.0	18.2

TPC GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited) (In millions)

	Three Months Ended			Calendar Year Ended
	December 31,		September 30,	December 31,
	2011	2010	2011	2011	2010
Cash flows from operating activities	$44.2	$52.1	$36.2	$88.7	$104.7

Cash flows from investing activities
Capital expenditures	(19.1)	(11.1)	(11.8)	(51.7)	(23.0)

	(19.1)	(11.1)	(11.8)	(51.7)	(23.0)
Cash flows from financing activities
Proceeds from senior secured notes issue	—	347.7	—	—	347.7
Repayments on tem loan	—	(268.8)	—	—	(270.8)
Net payments on revolving credit facility borrowings	—	—	—	—	(0.4)
Payments on insurance debt	—	—	—	—	(2.6)
Debt issuance costs	—	(8.7)	—	—	(13.6)
Exercise of stock options	—	1.8	0.2	1.0	4.8
Tax benefit from share-based compensation	0.1	0.5	—	0.1	1.0
Repurchase of common stock	—	(62.5)	(8.3)	(16.1)	(62.5)

	0.1	10.0	(8.1)	(15.0)	3.6
Increase in cash and cash equivalents	25.2	51.0	16.3	22.0	85.1
Cash and cash equivalents at beginning of period	82.4	34.6	66.1	85.6	0.5

Cash and cash equivalents at end of period	$107.6	$85.6	$82.4	$107.6	$85.6

Changes in trade working capital
Accounts receivable	$59.1	$(6.2)	$22.1	$(33.7)	$(38.2)
Inventory	85.3	26.3	1.7	9.9	(15.9)
Accounts payable	(82.7)	4.9	(12.5)	20.1	33.7

	$61.7	$25.0	$11.3	$(3.7)	$(20.4)

TPC GROUP INC.

BUSINESS SEGMENT INFORMATION

(unaudited) (In millions)

	Three Months Ended			Calendar Year Ended
	December 31,		September 30	December 31,
	2011	2010	2011	2011	2010
Sales volumes (lbs) (1)
C4 Processing	560.2	597.2	669.1	2,501.7	2,360.0
Performance Products	117.7	141.0	149.0	605.0	614.3

	677.9	738.2	818.1	3,106.7	2,974.3

Revenues
C4 Processing	$478.9	$394.6	$713.5	$2,285.8	$1,516.7
Performance Products	95.9	91.5	121.8	472.7	401.4

	$574.8	$486.1	$835.3	$2,758.5	$1,918.1

Cost of Sales (2):
C4 Processing	$467.6	$354.4	$645.1	$2,065.0	$1,338.5
Performance Products	75.3	72.5	103.2	389.2	311.5

	$542.9	$426.9	$748.3	$2,454.2	$1,650.0

Adjusted EBITDA - as previously defined (3):
C4 Processing	$(13.0)	$15.7	$33.5	$117.9	$80.3
Performance Products	11.4	9.2	8.1	43.0	52.5
Corporate (4)	(8.7)	(5.9)	(6.9)	(29.1)	(26.0)

	$(10.3)	$19.0	$34.7	$131.8	$106.8

Adjusted EBITDA- current definition (3):
C4 Processing	$(13.0)	$15.7	$33.5	$117.9	$80.3
Performance Products	11.4	9.2	8.1	43.0	52.5
Corporate (4)	(9.4)	(6.2)	(7.2)	(30.9)	(25.2)

	$(11.0)	$18.7	$34.4	$130.0	$107.6

1)	Sales volumes represent product sales volumes only and do not include volumes of products delivered under tolling or similar arrangements, in which we do not purchase the raw materials, but process raw materials for another party for a specified fee.
2)	Does not include operating expenses or depreciation and amortization.
3)	See next page for further discussion of Adjusted EBITDA and the revision of previously reported amounts for the prior year period.
4)	The differences between Corporate expenses under the previous and current definition for each period is the impact of not removing the effect of non-cash stock-based compensation and unrealized gains and losses on derivative financial instruments as shown in the table below.

TPC GROUP INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME

(unaudited) (In millions)

Adjusted EBITDA is not a measure computed in accordance with US GAAP. A non-US GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with US GAAP in the statements of operations, balance sheets, or statements of cash flows (or equivalent statements); or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measures so calculated and presented.

Adjusted EBITDA is presented and discussed in this news release because management believes it enhances understanding by investors and lenders of the Company’s financial performance. As a complement to financial measures provided in accordance with GAAP, management believes that Adjusted EBITDA assists investors and lenders who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance outlook and trends and distort comparability. In addition, management believes a presentation of Adjusted EBITDA on a segment and consolidated basis enhances overall understanding of our performance by providing a higher degree of transparency for such items and providing a level of disclosure that helps investors understand how management plans, measures and evaluates our operating performance and allocates capital. Since Adjusted EBITDA is not a measure computed in accordance with GAAP, it is not intended to be presented herein as a substitute to operating income or net income as indicators of the Company’s operating performance. Adjusted EBITDA is the primary performance measurement used by our senior management and our Board of Directors to evaluate operating results and to allocate capital resources between our business segments.

We calculate Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization (EBITDA), which is then adjusted to remove or add back certain items. These items are identified below in the reconciliation of Adjusted EBITDA to Net Income (Loss), the GAAP measure most directly comparable to Adjusted EBITDA. As shown in the table below, we have revised previously reported amounts for prior periods to reflect revisions of our definition of Adjusted EBITDA. In the first quarter of 2011 we revised our previous definition of Adjusted EBITDA to no longer remove the effect of non-cash stock-based compensation and unrealized gains and losses on derivative financial instruments, because we believe they represent normal recurring items that should be reflected in period to period trends and comparisons of Adjusted EBITDA. For comparison purposes the following table shows Adjusted EBITDA for all periods presented under both the revised definition and the previous definition used for the six month transition period ended December 31, 2010. Our calculation of Adjusted EBITDA may be different from the calculation used by other companies; therefore, it may not be comparable to other companies.

Also presented below is a reconciliation of free cash flow, a non-GAAP measure, to cash flows from operating activities. We believe free cash flow is a useful metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures. Since free cash flow is not a measure computed in accordance with GAAP, it is not intended to be presented herein as a substitute to cash flows from operating activities as an indicator of our liquidity. Our calculation of free cash flow may be different from the calculation used by other companies; therefore, it may not be comparable to other companies.

Reconciliation of Adjusted EBITDA to Net Income (Loss):

	Three Months Ended			Calendar Year Ended
	December 31,		September 30,	December 31,
	2011	2010	2011	2011	2010
Net income (loss)	$(18.4)	$(0.7)	$9.4	$36.7	$30.5
Income tax expense (benefit)	(10.9)	(1.6)	6.4	18.9	15.8
Interest expense, net	8.2	11.1	8.6	33.9	21.9
Depreciation and amortization	10.1	9.9	10.0	40.5	39.4

EBITDA	(11.0)	18.7	34.4	130.0	107.6
Non-cash stock-based compensation	0.7	0.3	0.3	1.8	1.3
Unrealized (gain) loss on derivatives	—	—	—	—	(2.1)

Adjusted EBITDA - as previously defined	(10.3)	19.0	34.7	131.8	106.8
Non-cash stock-based compensation	(0.7)	(0.3)	(0.3)	(1.8)	(1.3)
Unrealized (gain) loss on derivatives	—	—	—		2.1

Adjusted EBITDA - current definition	$(11.0)	$18.7	$34.4	$130.0	$107.6

Reconciliation of Free Cash Flow to Cash Flows from Operating Activities:

	Three Months Ended			Calendar Year Ended
	December 31,		September 30,	December 31,
	2011	2010	2011	2011	2010
Cash flows from operating activities	$44.2	$52.1	$36.2	$88.7	$104.7
Capital expenditures	(19.1)	(11.1)	(11.8)	(51.7)	(23.0)

Free cash flow	$25.1	$41.0	$24.4	$37.0	$81.7

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